Exhibit 10(bb)

CONSENT

     WHEREAS, Sea Pines Associates, Inc. (the “Company”) and Sea Pines Company, Inc., both corporations organized and existing under the laws of the State of South Carolina (collectively, the “Borrower”), and Wachovia Bank, N.A., a national banking association (the “Bank”), are parties to the Amended and Restated Master Credit Agreement dated as of October 31, 2002, as amended by that certain First Modification and Waiver Agreement dated as of July 31, 2003 (the “Agreement”); and

     WHEREAS, the Company desires to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company would become a wholly owned subsidiary of The Riverstone Group, LLC (“Riverstone”); and

     WHEREAS under Article IX, Borrower’s Negative Covenants, of the Agreement, the Company has agreed not to enter into any merger unless the Bank shall have consented in writing; and

     WHEREAS, the Bank is willing on the terms set forth herein to consent to the Company’s execution and delivery of the Merger Agreement and to the consummation of the transactions contemplated thereby, including the merger pursuant to which the Company would become (subject to the conditions in the Merger Agreement) a subsidiary of Riverstone.

     NOW, THEREFORE, in consideration of the foregoing, the sum of $1 paid, and other good and valuable consideration, the receipt and sufficiency of which the Bank hereby acknowledges, the Bank hereby (i) consents to the Company’s execution and delivery of the Merger Agreement and to the consummation of the transactions contemplated thereby, including the merger pursuant to which a subsidiary of Riverstone will merge with and into the Company and the Company will survive and become a wholly owned subsidiary of Riverstone and (ii) agrees that the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including (a) the merger, and (b) following the effective time of the merger, the payment of all accrued dividends on, and the redemption of, the Company’s Series A Preferred Stock, and the payment in full of all amounts owed under the Company’s junior subordinated debentures will not result in an Event of Default (as defined in the Agreement) or limit in any way the Borrower’s ability to borrow under the Facilities (as defined in the Agreement). This Consent is limited to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and shall not be effective with respect to any other transactions.

     IN WITNESS WHEREOF, the Bank has executed and delivered this Consent this 24th day of June, 2004.

WACHOVIA BANK, N.A.

By:	/s/ Donald R. Sanders

Its:	Senior Vice President